Exhibit 99

SILICON LABORATORIES REPORTS RECORD REVENUE

— Company Increases Revenue 11% Year over Year and Achieves Record Profitability —

AUSTIN, Texas — Oct. 28, 2009 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported third quarter revenue of $125.9 million, a more than 20 percent sequential increase, and an 11 percent increase over peak revenue levels during the same period in 2008. GAAP diluted earnings per share of $0.47 more than doubled sequentially, and non-GAAP diluted earnings per share increased to $0.67. Strong operating performance resulted in record operating income of 21 percent on a GAAP basis and 30 percent on a non-GAAP basis, and more than $50 million in cash flow from operations.

Third Quarter Financial Results

Third quarter revenue of $125.9 million represents a record revenue level for the company. Third quarter GAAP gross margin increased by more than 200 basis points sequentially to 64.4 percent. R&D investment for the period was $25.9 million, and SG&A was $28.6 million.  GAAP diluted earnings per share was $0.47, significantly better than forecasted.

The following non-GAAP results exclude the impact of stock compensation expense. Non-GAAP gross margin increased sequentially by 220 basis points to 64.7 percent. Non-GAAP operating expenses declined sequentially to 35 percent of revenue. On an absolute dollar basis, non-GAAP R&D investment increased to $23.1 million and non-GAAP SG&A expense increased to $20.6 million. Non-GAAP operating income was a record 30 percent. Non-GAAP diluted earnings per share were $0.67, higher than anticipated. The reconciling charges are set forth in the financial tables below.

The quarter ending cash, cash equivalents and investments balance increased sequentially by $67 million, resulting in a total of $403 million. Given the company’s very strong cash position, the Board of Directors approved a share repurchase program to acquire up to $150 million of the company’s outstanding shares through the end of 2010. The program may be executed on the open market or in private transactions, including structured or accelerated transactions, depending on market conditions.

Business Summary

Five of the company’s eight product lines achieved record revenue in the third quarter due to new product cycles and strength at large customers. Notably, the RF business grew in aggregate about 40 percent compared to the same quarter a year ago. An aggressive ramp at the company’s largest customer, the addition of new tier one customers and demand in consumer devices for the AM/FM tuners were largely behind the growth.

The broad-based business was up 15 percent compared to the same period last year, led by a strong rebound in the MCU business. Customer demand improved across the board, with a significant part of the recovery coming from customers shipping into consumer applications.  The timing and power product lines also grew sequentially, adding a significant number of new design wins and expanding the customer base.

“While we are pleased with the success of the business, I strongly believe that there is far more potential for growth,” said Necip Sayiner, president and CEO of Silicon Laboratories. “2009 will be another record year for new product launches, we have an increasing number of developments in the pipeline and we have many more ideas in the funnel. We believe that all of this combined will create new opportunities for us to continue our growth story into 2010 and beyond.”

The company guided fourth quarter revenue to be in the range of $124 million to $129 million, a 25 to 30 percent increase year over year.

Webcast and Conference Call

A conference call discussing the results will follow this press release today at 7:30 a.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 866-513-1237 or +1 203-369-1979 (international). Replays will be available through November 11, 2009.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “guide,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions (including risks that acquisitions may not yield the expected benefits due to the failure to properly integrate the acquired businesses and employees; risks that the customer base and revenue of the acquired businesses may cease to expand or may decline; risks that the acquired business’ products under development may fail to achieve market acceptance; risks of disputes regarding the acquired business; risks that the performance of Silicon Laboratories’ existing business may not offset the dilutive effect of an acquisition); risks associated with divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
Revenues	$125,913	$113,483	$313,830	$316,282
Cost of revenues	44,878	44,174	117,336	120,593
Gross margin	81,035	69,309	196,494	195,689
Operating expenses:
Research and development	25,904	25,785	77,841	73,836
Selling, general and administrative	28,592	25,940	78,221	75,035
In-process research and development	—	10,250	—	10,250
Operating expenses	54,496	61,975	156,062	159,121
Operating income	26,539	7,334	40,432	36,568
Other income (expense):
Interest income	546	2,073	2,083	9,277
Interest expense	(51)	(71)	(154)	(325)
Other income (expense), net	8	(43)	298	(540)
Income before income taxes	27,042	9,293	42,659	44,980
Provision for income taxes	4,603	8,139	9,819	18,369

Net income	$22,439	$1,154	$32,840	$26,611

Earnings per share:
Basic	$0.50	$0.02	$0.73	$0.54
Diluted	$0.47	$0.02	$0.71	$0.53

Weighted-average common shares outstanding:
Basic	45,170	47,331	44,814	49,036
Diluted	47,322	48,385	46,127	50,083

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended October 3, 2009
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$125,913

Gross margin	81,035	64.4%	$375	$81,410	64.7%

Research and development	25,904	20.6%	2,829	23,075	18.3%

Selling, general and administrative	28,592	22.7%	7,973	20,619	16.4%

Operating expenses	54,496	43.3%	10,802	43,694	34.7%

Operating income	26,539	21.1%	11,177	37,716	30.0%

	Three Months Ended October 3, 2009
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure

Net Income	$22,439	$9,484	$31,923

Diluted shares outstanding	47,322	—	47,322

Diluted earnings per share	$0.47		$0.67

	Three Months Ended July 4, 2009
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$104,216

Gross margin	64,781	62.2%	$372	$65,153	62.5%

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	October 3, 2009	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$149,072	$172,272
Short-term investments	228,935	101,267
Accounts receivable, net of allowance for doubtful accounts of $645 at October 3, 2009 and $1,011 at January 3, 2009	61,487	36,144
Inventories	33,510	28,293
Deferred income taxes	7,437	6,439
Prepaid expenses and other current assets	17,869	18,297
Total current assets	498,310	362,712
Long-term investments	25,344	51,821
Property, equipment and software, net	28,698	30,496
Goodwill	105,109	105,515
Other intangible assets, net	43,804	49,728
Other assets, net	16,894	23,973
Total assets	$718,159	$624,245

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,840	$22,274
Accrued expenses	30,176	29,119
Deferred income on shipments to distributors	31,966	21,599
Income taxes	—	4
Total current liabilities	88,982	72,996
Long-term obligations and other liabilities	50,513	48,789
Total liabilities	139,495	121,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 45,577 and 44,613 shares issued and outstanding at October 3, 2009 and January 3, 2009, respectively	5	4
Additional paid-in capital	117,555	75,711
Retained earnings	465,633	432,793
Accumulated other comprehensive loss	(4,529)	(6,048)
Total stockholders’ equity	578,664	502,460
Total liabilities and stockholders’ equity	$718,159	$624,245

Silicon Laboratories Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

 (Unaudited)

	Nine Months Ended
	October 3, 2009	October 4, 2008
Operating Activities
Net income	$32,840	$26,611
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property, equipment and software	9,021	7,927
Loss (gain) on disposal of property, equipment and software	32	(15)
Amortization of other intangible assets and other assets	5,924	5,118
Stock compensation expense	32,176	30,393
In-process research and development	—	10,250
Income tax benefit from employee stock-based awards	1,672	1,108
Excess income tax benefit from employee stock-based awards	(1,378)	(810)
Deferred income taxes	626	339
Changes in operating assets and liabilities:
Accounts receivable	(25,016)	(5,838)
Inventories	(5,256)	(1,367)
Prepaid expenses and other assets	3,444	8,930
Accounts payable	5,656	(1,258)
Accrued expenses	3,801	(6,922)
Deferred income on shipments to distributors	10,367	965
Income taxes	4,246	5,654
Net cash provided by operating activities	78,155	81,085
Investing Activities
Purchases of available-for-sale investments	(182,039)	(151,470)
Proceeds from sales and maturities of available-for-sale investments	80,312	271,824
Proceeds from sales of trading securities	2,600	—
Purchases of property, equipment and software	(6,991)	(7,861)
Proceeds from the sale of assets	—	14,265
Purchases of other assets	(2,763)	(4,828)
Acquisitions of businesses, net of cash acquired	(2,800)	(74,560)
Net cash provided by (used in) investing activities	(111,681)	47,370
Financing Activities
Proceeds from issuance of common stock	26,322	7,649
Excess income tax benefit from employee stock-based awards	1,378	810
Repurchases of common stock	(12,325)	(246,031)
Repurchases of stock to satisfy employee tax withholding	(5,049)	(3,980)
Net cash provided by (used in) financing activities	10,326	(241,552)

Decrease in cash and cash equivalents	(23,200)	(113,097)
Cash and cash equivalents at beginning of period	172,272	264,408
Cash and cash equivalents at end of period	$149,072	$151,311

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